Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-172884 and 333-179890 on Form S-3 and Registration Statements Nos. 033-63793, 333-27501, 333-31065, 333-67155, 333-86223, 333-31162, 333-60616, 333-62378, 333-107081, 333-134130, 333-157988, 333-157990, 333-170796, 333-181495, 333-184040, 333-184044, and 333-189133 on Form S-8 of our report dated March 1, 2013, except for Note 7, as to which the date is May 31, 2013, with respect to the consolidated financial statements and schedule of Pinnacle Entertainment, Inc. and subsidiaries, and our report dated March 1, 2013 with respect to the effectiveness of internal control over financial reporting of Pinnacle Entertainment, Inc. and subsidiaries, included in this Amendment No. 2 to the Annual Report (Form 10-K/A) for the year ended December 31, 2012.

/s/ Ernst & Young LLP
Las Vegas, Nevada
July 26, 2013